Exhibit 99.1


 Cherokee International Reports First Quarter 2007 Financial Results


    TUSTIN, Calif.--(BUSINESS WIRE)--June 11, 2007--Cherokee
International Corporation (NASDAQ:CHRK), a leading designer and manufacturer of power supplies, today announced its financial results for the first quarter ended April 1, 2007.

    Net sales for the first quarter of 2007 were $30.0 million, down 17% compared to $36.1 million for the first quarter of 2006.
Sequentially, net sales for the first quarter 2007 were down $7.6 million or 20% when compared to $37.6 million for the fourth quarter of 2006.

    Net loss for the first quarter of 2007 was $2.0 million, or $0.10 per diluted share, compared to net income of $0.8 million, or $0.04 per diluted share, for the first quarter a year ago, and was down $2.3 million sequentially from a $0.3 million net income or $0.01 per diluted share in the fourth quarter of 2006.

    Gross profit for the first quarter was $5.7 million, down 33% compared to $8.5 million for the same period in 2006, and down 24% sequentially from the fourth quarter of 2006. Gross margin of 19.0% for the first quarter 2007 was down from the 24% realized in the first quarter of 2006 and also down sequentially from the 20% realized in the fourth quarter of 2006.

    Operating expenses were $7.8 million for the first quarter 2007 compared to $6.6 million for the first quarter of 2006, and $7.1 million for the fourth quarter of 2006. As a percentage of sales, operating expenses were 26% compared to 18% in the same quarter of 2006 and 19% for the fourth quarter of 2006.

    "Our engineering teams have a record number of projects under development in all of our design centers with a high level of quote activity," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "We anticipate the second half of 2007 to be much stronger than the first half for two main reasons. First, we see new design wins from 2006 turning into revenue; and second, our Triple Play markets are expected to contribute to revenue."

    Conference Call Information

    The senior management of Cherokee will hold a conference call on Monday, June 11, 2007 at 1:00 p.m. Eastern (10:00 a.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.

    Investors who prefer to dial into the conference may call
800-817-4887 or 913-981-4913 for International callers. The passcode for both is 9942536. Please call in 10 minutes before the start of the call.

    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-203-1112, and 719-457-0820 for International callers. Passcode for the telephone replay is 9942536. The telephone replay will be available through June 14, 2007.

    About Cherokee International

    Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave., Tustin, California 92780 and can be reached at 714 544 6665. European operations are at Boulevard de l'Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
           Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                                                    Three Months Ended
                                                    ------------------
                                                     Apr 1,    Apr 2,
                                                      2007     2006
                                                    --------- --------

Net sales                                            $30,020  $36,097
Cost of sales                                         24,303   27,581
                                                    --------- --------
     Gross profit                                      5,717    8,516
                                                    --------- --------
Operating Expenses:
     Engineering and development                       2,642    2,320
     Selling and marketing                             1,864    1,313
     General and administrative                        3,137    3,004
     Gain from insurance proceeds                          -        -
     Restructuring costs                                 193        -
     Asset impairment                                      -        -
                                                    --------- --------
     Total operating expenses                          7,836    6,637
                                                    --------- --------
     Operating income                                 (2,119)   1,879

Interest expense                                        (685)    (697)
Other income, net                                        162       91
                                                    --------- --------

Income (loss) before income taxes                     (2,642)   1,273
Provision for income taxes                              (620)     446
                                                    --------- --------

Net income (loss)                                    $(2,022)    $827
                                                    ========= ========

Income (loss) per share:
     Basic                                            $(0.10)   $0.04
     Diluted                                          $(0.10)   $0.04

Weighted average shares outstanding:
     Basic                                            19,341   19,260
     Diluted                                          19,341   19,531


                  CHEROKEE INTERNATIONAL CORPORATION
                Condensed Consolidated Balance Sheets
                            (In Thousands)
                             (Unaudited)

                                                April 1,  December 31,
                                                  2007       2006
                                                --------- ------------
ASSETS

Current Assets:
Cash and cash equivalents                        $10,836       $8,881
Accounts receivable, net                          22,848       27,403
Inventories, net                                  32,424       29,991
Prepaid expenses and other current assets          2,434        2,503
Deferred income taxes                                  -            -
                                                --------- ------------
    Total current assets                          68,542       68,778

Property and equipment, net                       19,097       19,888
Deposits and other assets                          1,433        1,376
Deferred financing costs, net                        184          216
Deferred income taxes-long term portion              322          318
Goodwill                                           6,317        6,317
Assets held for sale                                 764            -
                                                --------- ------------
                                                 $96,659      $96,893
                                                ========= ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                 $12,963      $13,944
Accrued liabilities                                4,847        5,260
Accrued compensation and benefits                  9,008        7,839
Accrued restructuring costs                          595          879
Borrowings under revolving line of credit          1,297            -
                                                --------- ------------
    Total current liabilities                     28,710       27,922

Long-term debt                                   $24,485      $24,485
Long-term debt payable to affiliates              22,145       22,145
                                                --------- ------------
    Total long-term debt                          46,630       46,630

Other long-term obligations                       $7,051       $6,715

Common stock                                         $19          $19
Paid-in capital                                  185,054      184,813
Accumulated deficit                             (171,373)    (169,622)
Accumulated other comprehensive income               568          416
                                                --------- ------------
                                                  14,268       15,626
                                                --------- ------------
    Net stockholders' equity                     $96,659      $96,893
                                                ========= ============


    CONTACT: Cherokee International Corporation
             Lin Fox
             Chief Financial Officer
             714-508-2043
             lin.fox@cherokeepwr.com
             or
             Ann Jones
             Investor Relations
             714-227-0391
             info@cherokeepwr.com